Exhibit 99.1

Red Robin Gourmet Burgers Signs Non-Binding Letter of Intent to Acquire 13 Red Robin Franchised Restaurants

Greenwood Village, CO — (BUSINESS WIRE) — March 7, 2006 — Red Robin Gourmet Burgers, Inc. (Nasdaq: RRGB), the casual dining company that serves up fun, feel-good experiences by offering its guests an imaginative selection of high-quality gourmet burgers and innovative menu items in a family-friendly environment, today announced that it has signed a non-binding letter of intent to acquire the assets of 13 Red Robin franchised restaurants in the state of Washington for a cash purchase price of approximately $42.0 million, less any assumed indebtedness and purchase price adjustments.

The 13 franchised Red Robin’s are owned by various entities affiliated with Great Western Dining, the manager of the restaurants.  Based on information provided by the franchisee, the 13 restaurants generated $55.0 million in revenue in 2005.

The Company currently expects the acquisition, if completed, to close in the third quarter of 2006 and to be accretive to earnings.  The Company anticipates funding the purchase utilizing its new credit facility.

The closing of the acquisition is subject to completion of due diligence, necessary licensing approvals, lease consents and transfers, and reaching a definitive acquisition agreement, among other customary closing conditions.

About Great Western Dining

Great Western Dining was founded in 1981 by Marc Zanner and Dick Radloff, when they opened their first Red Robin franchise.  Under various entities affiliated with Great Western Dining, the company grew to operate 13 franchised Red Robin restaurants in Western Washington.  Great Western Dining also franchises another restaurant concept in the Northwest.

About Red Robin Gourmet Burgers

Red Robin Gourmet Burgers (www.redrobin.com) is a casual dining restaurant chain that serves an imaginative selection of high quality gourmet burgers to America’s families, particularly women, teens and tweens.  Red Robin serves gourmet burgers in a variety of recipes with bottomless fries, as well as many other items including salads, soups, appetizers, entrees, desserts, and its signature Mad Mixology® specialty beverages.  There are more than 300 Red Robin® restaurants across the United States and Canada.

Forward-Looking Statements

Certain information and statements contained in this press release are forward-looking statements.  Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts.  These statements may be identified, without limitation, by the use of forward-looking terminology such as “intent,” “subject to”, “expects,” or comparable terms or the negative thereof.  All forward-looking statements included in this press release are based on information available to the Company on the date hereof.  Such statements speak only as of the date hereof and we undertake no obligation to update any such statement to reflect events or circumstances arising after the date hereof.  These statements are based on assumptions believed by us to be reasonable, and involve known and unknown risks and uncertainties that could cause actual results to differ materially from those described in the statements.  These risks and uncertainties include, but are not limited to, the following: delays in the due diligence and negotiation process; delays associated with governmental and third-party consents; the successful integration of acquired restaurant operations; our ability to achieve and manage our planned expansion; effectiveness of our management strategies and decisions; the concentration of our restaurants in the Western United States; changes in availability of capital or credit facility borrowings; changes in the availability and costs of food; potential fluctuation in our quarterly operating results due to seasonality and other factors; the effect of increased competition in the casual dining market; changes in consumer preferences, general economic conditions or consumer discretionary spending; our ability to attract, motivate and retain qualified team members; additional costs associated with compliance, including the Sarbanes-Oxley Act and related regulations and requirements; the effectiveness of our internal controls over financial reporting; and other risk factors described from time to time in the Company’s 10-Q and 10-K filings with the SEC.

For further information contact:

Don Duffy

Integrated Corporate Relations

203-682-8200